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                                                                    EXHIBIT 23.1

 CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS (NASDAQ-100 TRUST, SERIES 1)

We consent to the reference to our firm under the caption "Independent Auditors and Financial Statements" and to the use of our report dated December 6, 1999 (except for the matters discussed in Note 6, as to which the date is March 20, 2000), relating to the statement of assets and liabilities, including the schedule of investments, of the Nasdaq-100 Trust, Series 1, as of September 30, 1999 and the related statements of operations, changes in net assets and the financial highlights for the period of March 5, 1999 to September 30, 1999, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-6 No. 333-61001) and related Prospectus of the Nasdaq-100 Trust, Series 1 dated June 30, 2000.

                                            /s/ ERNST & YOUNG LLP

Washington, DC
June 30, 2000